BURLINGTON NORTHERN SANTA FE

INVESTMENT AND RETIREMENT PLAN

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated June 19, 2006, accompanying the financial statements included in this annual report on Form 11-K, in the registration statement of Form S-8 (file number 333-19241) pertaining to the Burlington Northern Santa Fe Investment and Retirement Plan and the related prospectus.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 28, 2006